UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2005

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 Moulton Street, Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 13, 2005, Curis, Inc. (the “Company”) entered into a Second Amendment to Collaborative Research, Development and License Agreement (the “Amendment”) with Genentech, Inc. (“Genentech”), having an effective date of April 11, 2005, which amends the Collaborative Research, Development and License Agreement between the parties dated June 11, 2003 (the “Agreement”), pursuant to which the Company licensed its proprietary Hedgehog pathway antagonists to Genentech for the development of a small molecule formulated for topical treatment of basal cell carcinoma, and the development of systemically administered small molecule and antibody Hedgehog antagonists for the treatment of certain other solid tumor cancers.

Under the terms of the Amendment, Genentech will provide to the Company an additional $2 million of funding to continue development of therapeutics to treat solid tumor cancers and the research term has been extended until December 11, 2005. At Genentech’s option, the research term may be extended for an additional six-month period to June 11, 2006, upon written notice delivered to the Company no later than October 1, 2005. Other than the change to the period of the research term and payments associated with such research, the Amendment has not changed the terms of the Agreement, which remains in full force and effect.

The Company also has an additional drug discovery collaboration agreement with Genentech for discovery and development of small molecule compounds that are modulators of an undisclosed signaling pathway that is associated with certain cancers.

The foregoing summary of the Amendment is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

The exhibit to this Current Report on Form 8-K is listed on the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: April 19, 2005	By:	/s/ Michael P. Gray
Michael P. Gray Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Second Amendment to Collaborative Research, Development and License Agreement between Curis and Genentech effective as of April 11, 2005.